Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d’Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

Press Release

COEUR REPORTS 4TH QUARTER PROFIT AND 2004 RESULTS
– $13.0 million net income in 4th quarter –
–Strong quarterly silver and gold production –
– Aggressive exploration program increases silver reserves 12%–
– San Bartolome construction underway –

COEUR D’ALENE, Idaho – March 14, 2005 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM), the world’s largest primary silver producer and a growing gold producer, today reported results for the fourth quarter and full year 2004.

Highlights

Fourth Quarter

•	Net income of $13.0 million, or $0.05 per diluted share, compared with a loss of $12.9 million, or $0.06 per share, in the fourth quarter of 2003. Results for the quarter include operating income of $1.8 million, $2.1 million related to cumulative reduction in depletion and income taxes for the year and $9.1 million of tax benefits associated with the expected utilization of past net operating losses.
•	Revenue of $46.1 million, an increase of 48% over reported revenue of $31.2 million in the fourth quarter of 2003.
•	Silver production of 4.3 million ounces, up 23% from a year ago and 43% from last quarter.
•	Fourth quarter gold production of 47,055 ounces, up 80% from 2003‘s fourth quarter and 46% from last quarter.
•	Average cash cost declined 36% to $2.22 per ounce of silver, compared to $3.47 in 2003‘s comparable period and 49% lower than last quarter.
•	Cash, cash equivalents and short-term investments of $322.1 million at December 31, 2004.
•	Coeur shares commenced trading on the Toronto Stock Exchange (TSX:CDM) further enhancing the Company’s leading liquidity position among silver producers.

Full Year 2004

•	Revenue of $133.5 million, up 21% from the previous year
•	Full year silver production of 14.1 million ounces compared to 14.2 million ounces in 2003
•	Full year gold production of 129,332 ounces, up 8% from 2003‘s level of 119,518 ounces.
•	Average cash cost per ounce of $3.66, compared to $3.27 the previous year.
•	Total silver reserves increased 12% above last year’s reserve levels, to 196 million ounces – reserve levels more than doubled at Cerro Bayo and Martha as a result of the expanded exploration program, further extending mine life.

2005 Outlook

•	San Bartolome construction has commenced, commercial production expected in 2006.
•	Revised Record of Decision (“ROD”) for Kensington for the Final Environmental Impact Statement (“FSEIS”) issued by the U.S. Forest Service. Final permits expected in the first half of 2005.
•	Exploration program expanded in 2005

Fourth Quarter and 2004 Results (March 14, 2005)	Page 1 of 16

“With continued strong silver and gold production, Coeur reported substantial profit in the fourth quarter of 2004, finishing the year in strong fashion,” said Dennis E. Wheeler, Chairman, President and Chief Executive Officer of Coeur. “We are seeing the successful completion of Coeur’s strategy to shift to new low-cost mines, significantly expand exploration spending to develop new low-cost ore reserves and improve our operations capability. We believe this focus on exploiting our vast exploration potential and low discovery costs at or near our existing low-cost operations will further strengthen our position as the premier silver investment.

“Our young mines in South America, Cerro Bayo and Martha, had excellent fourth quarter and full year results, with strong metals production and low operating costs – $0.60 per ounce of silver (net of gold production credits) in the fourth quarter and $2.07 per ounce for the full year – as well as exploration results which exceeded our expectations and continued to extend mine life. We will continue our expanded exploration program there in 2005,” Mr. Wheeler added.

“Construction has commenced at our San Bartolome silver project, with an excellent construction and operating team in place. San Bartolome is expected to produce approximately eight million ounces of production annually which will increase the Company’s total silver production by 56%. Production is expected to begin in 2006, with anticipated strong cash flow at existing silver prices. We are pursuing optimization of the project to further reduce capital expenditures and operating costs. Our cash liquidity position is strong, with $322 million in cash, cash equivalents and short-term investments at year-end, which will help fund our growth projects, including San Bartolome and Kensington, and gives us great flexibility to look for new opportunities to expand company production, reserves and cash flow,” Mr. Wheeler said.

Financial Summary

Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) today reported fourth quarter 2004 revenue of $46.1 million, an increase of 48% over reported revenue of $31.2 million in the fourth quarter of 2003.

During the fourth quarter of 2004, the Company reported net income of $13.0 million, or $0.05 per diluted share, compared to a net loss of $12.9 million, or $0.06 per share, in the fourth quarter of 2003. The fourth quarter of 2004 included $2.8 million of exploration expense related to the Company’s successful program which has increased our silver reserves, and $2.7 million in pre-development costs for the development of the San Bartolome and Kensington mines. Results for the quarter included operating income of $1.8 million, the effect of a cumulative reduction in depletion expense and income taxes for the year of $2.1 million and a $9.1 million benefit for income taxes associated with the expected utilization of past net operating losses.

For the fourth quarter of 2004, Coeur realized an average silver price of $7.08 per ounce compared to an average realized silver price during the previous year’s fourth quarter of $5.12 per ounce. For its gold sales, Coeur realized an average price of $427 per ounce during the fourth quarter of 2004 compared to an average gold price of $365 per ounce during the same period last year.

For the full year 2004, the Company reported revenue of $133.5 million, up 21% from the $110.5 million reported in the previous year. The increase was due primarily to increased gold production and higher metals prices.

For the full year 2004, the Company reported a net loss of $12.2 million, or $0.06 per share, compared to a net loss of $66.2 million, or $0.39 per share in 2003. Results for the year also included the effect of a cumulative reduction in depletion expense and income taxes of $2.1 million and a $9.1 million benefit for income taxes associated with the expected utilization of past net operating losses. The 2004 year included $11.4 million in pre-development costs related to the San Bartolome and Kensington projects and $15.7 million in one-time business development expenses. Absent these items, the company would have reported a profit of $14.9 million. 2004‘s expenses also included $11.1 million of exploration expense.

Fourth Quarter and 2004 Results (March 14, 2005)	Page 2 of 16

The previous year’s loss included a $41.6 million loss on the early retirement of debt, a $2.3 million loss for the cumulative effect of change in accounting principle, and an additional interest payment of $7.0 million triggered by the early retirement of debt.

For the full year 2004, Coeur realized an average silver price of $6.82 per ounce compared to an average realized price during the previous year of $4.89 per ounce. For its gold sales, Coeur realized an average price of $410 per ounce during 2004 compared to an average gold price of $345 per ounce during the same period last year.

In 2004, Coeur completed a public underwriting of $180 million of 1¼% Convertible Senior Notes due January 2024 and the underwriting of 26.6 million common shares, which increased the Company’s cash, cash equivalents and short-term investments to $322 million at December 31, 2004.

The market prices of silver (Handy & Harman) and gold (London Final) on March 11, 2005 was $7.58 and $443.70 per ounce, respectively.

Coeur does not hedge any of its silver or gold production.

The Company expects to rely on SEC Rule 12b-25 for a brief delay in the filing of its Form 10-K for the year ended December 31, 2004 in order to complete the preparation of its newly required management’s report on internal control over financial reporting and the attestation report of its outside auditor relating thereto.  Although it is possible such reports may cite one or more material weaknesses in the Company’s internal control over financial reporting at year-end, the adjustments called for by such matters are reflected in the financial data set forth in this press release and will be reflected in the audited financial statements, and the Company expects to receive an unqualified report of its outside auditor relating to the financial statements.

Overview of Operations

South America

Cerro Bayo (Chile)/Martha (Argentina)

•	At Cerro Bayo, silver reserves, giving effect to 2004 production, are 316% over prior year reserve levels to 6.1 million ounces, and gold reserves are 372% over prior year reserve levels to 116,000 ounces.
•	At Martha, 2004 year-end silver reserves nearly tripled to 3.9 million ounces, extending mine life through at least mid-2006.
•	Expanded exploration program continuing in 2005. Discovery costs in 2004 were $0.25 per ounce.
•	1.7 million ounces of silver and 22,511 ounces of gold produced during the fourth quarter.
•	Fourth quarter cash costs of $0.60 per ounce of silver.
•	Full year 2004 production of 4.9 million ounces of silver and 59,876 ounces of gold.
•	Cash costs of $2.07 per ounce of silver for the year.

Both gold and silver production at Cerro Bayo increased in the fourth quarter from the third quarter 2004, resulting in significantly lower cash costs of $0.60 per ounce of silver (net of gold by-product credit) during the fourth quarter. Production from Cerro Bayo continued to include ores from five different vein systems, including high-grade ounces from the Javiera and Cerro Bayo systems. During the quarter, mining at Martha included ores from the recently developed R-4 Deep and Mina Martha Deep zones, with higher-grade silver ores contributing to increased silver production in the fourth quarter. The ores from Cerro Bayo and Martha are combined and processed together at the Cerro Bayo plant.

Fourth Quarter and 2004 Results (March 14, 2005)	Page 3 of 16

Silver reserve levels are 316% over prior year at Cerro Bayo and 290% at Martha in 2004, giving effect to 2004 production, further extending mine lives.

The Company’s expanded 2004 drilling program at Cerro Bayo more than tripled silver and gold reserve levels, after giving effect to 2004 production, to 6.1 million ounces of silver, and 116,000 ounces of gold..

The 2004 drilling program continued the exploration and delineation of the multiple Cerro Bayo deposits and resulted in the discovery of the Lourdes Norte and Mercedes veins under post-mineral gravel cover and of the new Celia Este and Myriam veins which are located proximal to existing veins. Discovery of additional covered veins and veins proximal to existing infrastructure will be a significant part of future exploration at Cerro Bayo. In 2004, approximately $4.1 million was spent for exploration and over 250,000 feet of core drilling was completed.

The discovery cost of new reserves at Cerro Bayo, all of which were added near existing infrastructure, has averaged approximately $0.251 per silver equivalent ounce. In 2005, Coeur expects to spend $3.9 million for exploration at Cerro Bayo, representing the second year of a three-year exploration plan designed to support at least three years of production. The exploration potential to discover additional high grade veins within the entire Cerro Bayo trend, which is 2.5 miles east–west by 6 miles north-south, is considered to be excellent.

At Martha in Argentina, year-end silver reserves nearly tripled to 3.9 million ounces, giving effect to 2004 production, extending mine life through at least mid-2006. The work last year successfully discovered extensions of high-grade ore along the strike of the Martha vein within the mine itself, and several new high-grade ore shoots at the nearby R-4 Zone. The discovery cost of new reserves has been approximately $0.212 per silver equivalent ounce.

Martha remains among the highest-grade silver mines in the world. The extension of the reserves at Martha has far surpassed the parameters upon which the acquisition of this property was based.

The Company believes there is excellent potential to discover additional silver resources on properties within the 450 square miles it controls in the Santa Cruz Province, which includes the Martha mine. Accordingly, Coeur has increased its exploration budget at Martha to $2.7 million for 2005, an increase of 58% over 2004 levels. The current exploration program continues to focus on extensions of high grade ore shoots known to exist on the property and two drill rigs are operating full time.

North America

Rochester Mine (Nevada)

•	Average cash cost in fourth quarter of $1.97 per ounce of silver.
•	Average 2004 cash costs of $3.93, reduced 16% from $4.67 per ounce a year ago.
•	1.7 million ounces of silver in the fourth quarter, up 21% from last year’s fourth quarter and up 30% from the third quarter, 2004.

[1]	Since January 2002. Silver equivalent ounces = silver ounces + (gold ounces x (gold price/silver price)) Prices used in year-end 2004 reserves: $390 gold, $6.00 silver.

[2]	Since acquisition in 2002. Silver equivalent ounces = silver ounces + (gold ounces x (gold price/silver price)) Prices used in year-end 2004 reserves: $390 gold, $6.00 silver.

Fourth Quarter and 2004 Results (March 14, 2005)	Page 4 of 16

•	Fourth quarter gold production of 24,544 ounces, more than double last year’s fourth quarter production, and 41% higher than the third quarter 2004.
•	Full year 2004 production of 69,456 ounces of gold, up 33% from 2003, and 5.7 million ounces of silver, slightly higher compared to the previous year.

Gold production levels accelerated at Rochester in the fourth quarter due to leaching of higher-grade gold ores placed on the pad earlier in 2004 and the completion of the new Stage IV leaching areas, which have allowed for a higher than normal production rate. Due to the higher gold production in 2004, average full year cash costs were reduced by 16% from the previous year.

Coeur Silver Valley – Galena Mine (Idaho)

•	Fourth quarter silver production of 874,573 ounces.
•	Average cash cost during quarter of $5.94 per ounce of silver.
•	Full year silver production of 3.5 million ounces of silver.
•	Full year average cash costs of $5.46 per ounce of silver.

During 2004 at Silver Valley, drilling at the Galena mine succeeded in defining approximately 3.0 million new ounces. Overall, reserves decreased at Galena due to production, higher operating costs and external smelter and refinery costs, which resulted in an overall increase in the ore reserve cutoff grade. Exploration and development work continued during the year with the target of developing additional resources with an eventual annual production target of 7.0 million ounces.

In 2004, $1.6 million was spent on exploration activities at the Galena mine, on seven exploration targets for testing, and added four additional targets in the year. New mineralization was discovered at the 4000 Level of the Polaris Fault and the 2400 Upper Country Silver Vein. Definition drilling also commenced at the 4300 to 4600 vein target. Initial drilling on the Deep Coeur target intersected an extension of the 483 vein in five of eight holes with thin, high-grade silver (0.9 feet at 51.3 ounces of silver per ton) intersected in one hole. In addition, Coeur geologists believe that geologic conditions similar to those at the Galena mine may extend into the adjacent Caladay property providing future exploration opportunities.

Development Projects

San Bartolome – Bolivia

Construction activities commenced at San Bartolome in the fourth quarter of 2004, with a targeted construction start-up in 2006. Named as General Manager for the wholly-owned Coeur subsidiary to operate San Bartolome was Americo Villafuerte, who has managed mining operations for major mines throughout South America for both large U.S. and other international mining firms. Coeur has assembled an international team with a combined 120 years of mining construction and engineering expertise to build the open pit mining operation and processing facility. Construction is currently expected to cost approximately $135 million, with production startup in 2006. Optimization is ongoing to lower capital expenditures and operating costs.

Initial average annual production from San Bartolome of approximately 8 million ounces of silver is expected during the first five years of production at an anticipated cash operating cost of $3.50 per ounce, designed to generate significant cash flow for the Company. The mine has an initial estimated mine life of 15 years.

Kensington – Alaska

During the fourth quarter, the Kensington gold project received the Record of Decision (“ROD”) for the Final Supplemental Environmental Impact Statement (“FSEIS”) by the U.S. Forest Service, a major permitting milestone. An appeal to the ROD was filed February 8th with the U.S. Forest Service, which has a 45 day period to respond. The Company believes the appeal is without merit. With receipt of remaining permits, the Company Board of Directors could make a construction decision in the first half of 2005. The construction of Kensington is expected to take eighteen months, with production startup commencing during 2006.

Fourth Quarter and 2004 Results (March 14, 2005)	Page 5 of 16

During 2005, Coeur plans to commence a drilling program at Kensington designed to define 300,000 to 400,000 ounces of new gold reserves., thereby significantly increasing the initial mine life from the current level of ten years and to identify higher grade sections of the deposit that might be mined in the earlier years of the operation. The program is expected to cost approximately $2.6 million.

Kensington is initially expected to produce approximately 100,000 ounces of gold annually over its planned ten to fifteen year mine life. Initial direct capital cost is estimated at $91.5 million and per ounce operating costs are projected at approximately $220.

Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho and Alaska in the United States, Argentina, Chile and Bolivia in South America and Tanzania in Africa.

Fourth Quarter and 2004 Results (March 14, 2005)	Page 6 of 16

COEUR D’ALENE MINES CORPORATION
PRODUCTION STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
ROCHESTER MINE
Silver ozs	1,717,646	1,424,392	5,669,074	5,585,385
Gold ozs	24,544	11,126	69,456	52,363
Cash Costs per oz./silver	$1.97	$4.82	$3.93	$4.67
Full Costs per oz./silver	$3.53	$5.70	$5.66	$5.58
GALENA MINE
Silver ozs	874,573	1,001,947	3,521,813	3,735,663
Cash Costs per oz./silver	$5.94	$4.76	$5.46	$4.66
Full Costs per oz./silver	$6.55	$5.20	$6.02	$5.03
CERRO BAYO/MARTHA
Silver ozs	1,749,380	1,092,901	4,944,261	4,868,854
Gold ozs	22,511	14,982	59,876	67,155
Cash Costs per oz./silver	$0.60	$0.52	$2.07	$0.60
Full Costs per oz./silver	$1.12	$2.19	$3.33	$2.53
CONSOLIDATED TOTALS
Silver ozs	4,341,599	3,519,240	14,135,148	14,189,902
Gold ozs	47,055	26,108	129,332	119,518
Cash Costs per oz./silver	$2.22	$3.47	$3.66	$3.27
Full Costs per oz./silver	$3.17	$4.47	$4.94	$4.39
Silver ozs. sold	3,942,239	3,996,513	13,263,330	14,894,210
Gold ozs. sold	42,588	29,655	115,996	126,942
Average realized silver price/oz. (restated) (A)	$7.08	$5.12	$6.82	$4.89
Average realized gold price/oz. (restated) (A)	$427	$365	$410	$345

(A)     Historically, the Company has recorded revenue from concentrate sales agreements based on the gold and silver prices prevailing at the time risk of loss and title to the concentrate passes to third-party smelters (at the lower of month-end spot price or the average monthly price for that month). The final settlement price is not fixed until a later date (typically one to three months after shipment) based upon quoted metal prices by an established metal exchange as set forth in each contract, at such date. The Company’s provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates measured at the forward price at the time of sale. The embedded derivative does not qualify for hedge accounting. The embedded derivative is recorded as a derivative asset, in prepaid expenses and other or, a derivative liability on the balance sheet and is adjusted to fair value through revenue each period until the date of final gold and silver settlement. The Company has corrected the error in valuing these embedded derivatives on the financial statements for the three and twelve month periods ending December 31, 2004. In addition, the restatement resulted in an increase in the realized price of silver of $0.06 per ounce and a decrease in the realized price of gold of $6.00 per ounce for the fourth quarter of 2004. For the year ended December 31, 2003, the restatement resulted in an increase in the realized price of silver of $0.02 per ounce and in increase in the realized price of gold of $1.00 per ounce.

        “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

Fourth Quarter and 2004 Results (March 14, 2005)	Page 7 of 16

        “Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

        Total cash costs per ounce is a non-GAAP measurement and you are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs set forth below.

YEAR ENDED DECEMBER 31, 2004
(In thousands except ounces and per ounce costs)

	Rochester	Galena	Cerro Bayo/ Martha	Total
Production of Silver (ounces)	5,669,074	3,521,813	4,944,261	14,135,148
Cash Costs per ounce	$3.93	$5.46	$2.07	$3.66

Total Cash Costs (000's)	$22,287	$19,231	$10,228	$51,746
Add/Subtract:
Third Party Smelting Costs	(923)	(5,499)	(6,250)	(12,672)
By-Product Credit	28,646	3,766	24,796	57,208
Deferred Stripping Adjustment	(403)	523	110	(292)
Change in Inventory	(13,380)	756	(3,576)	(16,200)

Production Costs (GAAP)	$36,227	$18,255	$25,308	$79,790

YEAR ENDED DECEMBER 31, 2003
(In thousands except ounces and per ounce costs)

	Rochester	Galena	Cerro Bayo/ Martha	Total
Production of Silver (ounces)	5,585,385	3,735,663	4,868,854	14,189,902
Cash Costs per ounce	$4.67	$4.66	$0.60	$3.27

Total Cash Costs (000's)	$26,062	$17,392	$2,911	$46,365
Add/Subtract:
Third Party Smelting Costs	(811)	(4,939)	(4,675)	(10,425)
By-Product Credit	18,980	2,256	24,383	45,619
Deferred Stripping Adjustment	(322)	--	--	(322)
Change in Inventory	(5,149)	(165)	1,938	(3,376)

Production Costs (GAAP)	$38,760	$14,544	$24,557	$77,861

Fourth Quarter and 2004 Results (March 14, 2005)	Page 8 of 16

THREE MONTHS ENDED DECEMBER 31, 2004
(In thousands except ounces and per ounce costs)

	Rochester	Galena	Cerro Bayo/ Martha	Total
Production of Silver (ounces)	1,717,646	874,573	1,749,380	4,341,599
Cash Costs per ounce	$1.97	$5.94	$0.60	$2.22

Total Cash Costs	$3,386	$5,192	$1,058	$9,636
Add/Subtract:
Third Party Smelting Costs	(267)	(1,581)	(2,163)	(4,011)
By-Product Credit	10,678	1,207	9,818	21,703
Deferred Stripping Adjustment	(101)	1	51	(49)
Change in Inventory	(1,141)	441	883	183

Production Costs (GAAP)	$12,555	$5,260	$9,647	$27,462

THREE MONTHS ENDED DECEMBER 31, 2003
(In thousands except ounces and per ounce costs)

	Rochester	Galena	Cerro Bayo/ Martha	Total
Production of Silver (ounces)	1,424,392	1,001,947	1,092,901	3,519,240
Cash Costs per ounce	$4.82	$4.76	$0.52	$3.47

Total Cash Costs	$6,866	$4,769	$563	$12,198
Add/Subtract:
Third Party Smelting Costs	(211)	(1,409)	(904)	(2,524)
By-Product Credit	4,364	673	5,880	10,917
Deferred Stripping Adjustment	(80)	--	--	(80)
Change in Inventory	(1,036)	(144)	2,790	1,610

Production Costs (GAAP)	$9,903	$3,889	$8,329	$22,121

Fourth Quarter and 2004 Results (March 14, 2005)	Page 9 of 16

CONSOLIDATED BALANCE SHEETS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
(Unaudited)

	December 31,
	2004	2003
ASSETS	(In Thousands)
	Restated
CURRENT ASSETS
Cash and cash equivalents	$273,079	$62,417
Short-term investments	48,993	19,265
Receivables	10,634	8,103
Ore on leach pad	15,046	17,388
Metal and other inventory	17,639	12,535
Deferred tax assets	5,336	--
Prepaid expenses and other	3,727	3,067

	374,454	122,775
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	85,070	87,546
Less accumulated depreciation	(54,154)	(52,868)

	30,916	34,678
MINING PROPERTIES
Operational mining properties	121,344	114,018
Less accumulated depletion	(100,079)	(90,245)

	21,265	23,773
Mineral interests	20,125	20,125
Non-producing and development properties	26,071	25,121

	67,461	69,019
OTHER ASSETS
Non-current ore on leach pad	28,740	14,705
Restricted cash and cash equivalents	10,847	8,710
Debt issuance costs, net	5,757	87
Marketable securities	34	19
Deferred tax assets	3,730	--
Other	8,501	9,474

	57,609	32,995

TOTAL ASSETS	$530,440	$259,467

Fourth Quarter and 2004 Results (March 14, 2005)	Page 10 of 16

CONSOLIDATED BALANCE SHEETS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
(Unaudited)

	December 31,
	2004	2003
	(In Thousands)
	Restated
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$8,389	$7,772
Accrued liabilities and other	5,192	5,218
Accrued interest payable	1,035	120
Accrued salaries and wages	6,379	5,705
Current portion of remediation costs	1,041	1,278
Current portion of bank financing	114	2,367

	22,150	22,460
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	--
7 1/4% Convertible Subordinated Debentures due October 2005	--	9,563
Reclamation and mine closure	23,670	20,934
Other long-term liabilities	6,503	9,032

	210,173	39,529
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share-authorized 500,000,000 shares, issued 241,028,303 and 214,195,186 in 2004 and 2003 (1,059,211
shares held in treasury)	241,028	214,195
Additional paid-in capital	629,809	542,900
Accumulated deficit	(557,245)	(545,050)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive loss	(2,285)	(1,377)

	298,117	197,478

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$530,440	$259,467

Fourth Quarter and 2004 Results (March 14, 2005)	Page 11 of 16

CONSOLIDATED STATEMENTS OF OPERATIONS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003
(Unaudited)

	3 Months Ended December 31,		12 Months Ended December 31,
	2004	2003	2004	2003
	(In thousands except for per share data)
		(Restated)		(Restated)
REVENUES
Sales of metal	$44,002	$30,277	$130,245	$108,522
Interest and other	2,064	948	3,205	2,019

Total revenues	46,066	31,225	133,450	110,541
COSTS AND EXPENSES
Production	27,462	22,121	79,790	77,861
Depreciation and depletion	4,319	3,672	18,800	16,627
Administrative and general	4,556	4,023	14,497	12,264
Exploration	2,812	1,580	11,068	4,947
Pre-development	2,681	738	11,449	1,967
Interest	574	2,126	2,831	12,851
Write-down of mining properties and other	377	2,222	1,983	6,393
Merger expenses	781	--	15,675	--
Loss on exchange and early retirement of debt	--	7,607	--	41,564

Total cost and expenses	43,562	44,089	156,093	174,474

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	2,504	(12,864)	(22,643)	(63,933)
Income tax benefit	10,448	--	10,448	7

NET INCOME (LOSS) BEFORE CUMULATIVE CHANGE IN
ACCOUNTING PRINCIPLE	12,952	(12,864)	(12,195)	(63,926)
Cumulative effect of change in accounting principle	--	--	--	(2,306)

NET INCOME (LOSS)	12,952	(12,864)	(12,195)	(66,232)
Other comprehensive loss	(382)	(237)	(908)	(556)

COMPREHENSIVE INCOME (LOSS)	$12,570	$(13,101)	$(13,103)	$(66,788)

BASIC INCOME (LOSS) PER SHARE:
Net income (loss) before cumulative effect of
accounting change	$0.06	$(0.06)	$(0.06)	$(0.38)
Cumulative effect of accounting change	--	--	--	(0.01)

Net income (loss)	$0.06	$(0.06)	$(0.06)	$(0.39)

DILUTED INCOME (LOSS) PER SHARE:
Net income (loss) before cumulative effect of
accounting change	$0.05	$(0.06)	$(0.06)	$(0.38)
Cumulative effect of accounting change	--	--	--	(0.01)

Net income (loss)	$0.05	$(0.06)	$(0.06)	$(0.39)

Weighted average common shares outstanding:
Basic	224,163	211,232	215,969	168,186
Diluted	248,747	211,232	215,969	168,186
Fourth Quarter and 2004 Results (March 14, 2005)	Page 12 of 16

CONSOLIDATED STATEMENTS OF CASH FLOWS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003
(Unaudited)

	3 Months Ended December 31,		12 Months Ended December 31,
	2004	2003	2004	2003
	(In thousands except for per share data)
		(Restated)		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,952	$(12,864)	$(12,195)	$(66,232)
Add (deduct) noncash items:
Depreciation and depletion	4,319	3,672	18,800	16,627
Deferred income taxes	(9,066)	--	(9,066)	--
Loss (gain) on early retirement of debt	--	7,607	--	41,564
Cumulative effective of change in accounting	--	--	--	2,306
principle
Interest expense on Convertible Senior
Subordinated Notes paid in Common Stock	--	--	--	8,191
Unrealized loss (gain) on embedded derivative	520	(757)	881	(411)
Amortization of restricted stock compensation	143	390	1,137	911
Amortization of debt issuance costs	76	320	408	697
Amortization of premium and/or discount	331	447	1,527	760
Other charges	5	--	(7)	(19)
(Gain) loss on sale of assets	(61)	--	(11)	--
Gain on sale of short-term investment	--	63	--	(40)
Changes in Operating Assets and Liabilities:
Receivables	(3,742)	(2,490)	(2,532)	(2,738)
Prepaid expenses and other	(107)	(46)	(486)	(3,844)
Inventories	156	1,398	(16,798)	(3,226)
Accounts payable and accrued liabilities	(10,045)	1,668	(239)	328

CASH USED IN OPERATING ACTIVITIES	(4,519)	(592)	(18,581)	(5,126)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(3,670)	(17,527)	(63,619)	(99,782)
Proceeds from sales of short-term investments	6,632	6,040	29,864	86,168
Proceeds from sale of assets	68	370	329	370
Capital expenditures	(4,656)	(4,812)	(10,514)	(19,914)
Other	137	(421)	153	(196)

CASH USED IN INVESTING ACTIVITIES	(1,489)	(16,350)	(43,787)	(33,354)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt	--	(17,264)	(9,561)	(39,717)
Proceeds from issuance of common stock, net of
issuance costs	113,111	13,326	112,604	100,810
Proceeds from issuance of long-term debt	--	--	180,000	33,280
Payments of debt issuance costs	--	--	(6,089)	--
Bank Borrowings on working capital facility	--	7,917	6,056	30,785
Payments to bank on working capital facility	--	(11,512)	(8,422)	(33,226)
Other	(80)	(33)	(1,558)	(128)

CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES:	113,031	(7,566)	273,030	91,804

INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	107,023	(24,508)	210,662	53,324
Cash and cash equivalents at beginning of period	166,056	86,925	62,417	9,093

Cash and cash equivalents at end of period	$273,079	$62,417	$273,079	$62,417

Fourth Quarter and 2004 Results (March 14, 2005)	Page 13 of 16

        During the year ending December 31, 2003, holders of $12.7 million principal amount of the Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the “Series I 13 3/8% Notes”) voluntarily converted such notes into approximately 9.4 million shares of common stock. In addition, 0.2 million shares of common stock were issued as payment for $0.3 million of interest expense on the Series I 13 3/8% Notes.

        During the year ending December 31, 2003 the Company exchanged $32.6 million, $27.9 million and $2.1 million principal amount of its outstanding 9% Senior convertible Notes and 6-3/8% and 7-¼% Convertible Subordinated Debentures, respectively, for 40.9 million shares of common stock and recorded a loss of approximately $33.9 million. In addition, 5.1 million shares of common stock were issued as payment for $8.1 million of interest expense on these Notes and Debentures.

Proven Reserves (Year-end 2004)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	21,453	0.87	0.01	18,662	195
Silver Valley	Idaho, USA	395	18.58	--	7,346	--
Cerro Bayo	Chile	336	7.53	0.13	2,533	43
Martha	Argentina	15	51.90	0.07	801	1
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	--	--	--	--	--

		22,200			29,342	239

Probable Reserves (Year-end 2004)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	2,545	0.81	0.01	2,069	18
Silver Valley	Idaho, USA	322	19.15	--	6,172	--
Cerro Bayo	Chile	526	6.80	0.14	3,576	73
Martha	Argentina	42	74.70	0.08	3,129	4
San Bartolome	Bolivia	46,176	3.29	--	151,882	--
Kensington	Alaska, USA	4,206	--	0.25		1,050

		53,817			166,828	1,144

Measured Resource (Year-end 2004)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	26,205	8.81	0.01	21,216	144
Silver Valley	Idaho, USA	577	11.10	--	6,407	--
Cerro Bayo	Chile	643	5.74	0.10	3,691	65
Martha	Argentina	21	53.72	0.06	1,125	1
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	--	--	--	--	--

		27,446			32,439	210

Indicated Resource (Year-end 2004)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	8,551	0.96	0.01	8,243	41
Silver Valley	Idaho, USA	553	11.93	--	6,603	--
Cerro Bayo	Chile	1,598	3.3	0.07	5,271	111
Martha	Argentina	20	38	0.05	754	1
San Bartolome	Bolivia	70	2.29	--	160	--
Kensington	Alaska, USA	617	--	0.44	--	269

		11,409			21,031	422

Inferred Resource (Year-end 2004)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	308	1.73	0.00	533	1
Silver Valley	Idaho, USA	1,038	10.28	--	10,674	--
Cerro Bayo	Chile	1,588	4.70	0.08	7,462	133
Martha	Argentina	33	60.99	0.06	2,017	2
San Bartolome	Bolivia	1,096	3.52	--	3,851	--
Kensington	Alaska, USA	2,499	--	0.23	--	584

		6,562			24,537	720

Resources are exclusive of reserves.

Fourth Quarter and 2004 Results (March 14, 2005)	Page 14 of 16

Proven Reserves (Year-end 2003)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	29,912	0.90	0.01	27,041	265
Silver Valley	Idaho, USA	368	22.25	--	8,193	--
Cerro Bayo	Chile	293	8.12	0.15	2,376	45
Martha	Argentina	10	94.03	0.10	901	1
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	--	--	--	--	--

		30,583			38,510	311

Probable Reserves (Year-end 2003)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	2,651	0.96	0.01	2,555	18
Silver Valley	Idaho, USA	348	20.79	--	7,239	--
Cerro Bayo	Chile	352	8.52	0.14	3,001	49
Martha	Argentina	7	68.56	0.07	448	0.5
San Bartolome	Bolivia	35,274	3.48	--	122,816	--
Kensington	Alaska, USA	4,113	--	0.24	--	1,003

		42,745			136,060	1,070

Measured Resource (Year-end 2003)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	33,238	0.76	0.01	25,216	184
Silver Valley	Idaho, USA	607	10.77	--	6,539	--
Cerro Bayo	Chile	170	11.00	0.17	1,867	29
Martha	Argentina	1	94.61	0.05	73	0.04
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	--	--	--	--	--

		34,016			33,695	213

Indicated Resource (Year-end 2003)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	6,954	0.82	0.01	5,721	38
Silver Valley	Idaho, USA	576	11.65	--	6,709	--
Cerro Bayo	Chile	2,520	3.75	0.08	9,455	212
Martha	Argentina	2	99.17	0.05	208	0.1
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	617	--	0.44	--	269

		10,669			22,093	519

Inferred Resource (Year-end 2003)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	135	1.85	0.00	252	0.3
Silver Valley	Idaho, USA	1,096	10.87	--	11,914	--
Cerro Bayo	Chile	786	6.95	0.12	5,461	91
Martha	Argentina	21	75.61	0.09	1,567	1.8
San Bartolome	Bolivia	262	3.77	--	990	--
Kensington	Alaska, USA	2,499	--	0.23	--	584

		4,799			20,184	677

Resources are exclusive of reserves.

Fourth Quarter and 2004 Results (March 14, 2005)	Page 15 of 16

The Company’s fourth quarter earnings conference call and web cast will be held on March 14, 2005 beginning at 1:00 p.m. Eastern time. To participate:

Dial-In Number:	(800) 611-1148 (US and Canada)
(612) 332-0228 (International)
Host:	Dennis E. Wheeler

The conference call will also be simultaneously carried on our web site at www.coeur.com under Investor Relations/Presentations and will be archived for a limited time.

Investor Contact

Tony Ebersole
Director of Investor Relations
Telephone: (800) 523-1535
Email: tebersole@coeur.com

Cautionary Statement

This document contains numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Donald J. Birak, Coeur’s Senior Vice President of Exploration is the qualified person responsible for the preparation of the scientific and technical information in this press release. Mr. Birak has reviewed the available data and procedures and believes the calculation of reserves was conducted in a professional and competent manner.

Fourth Quarter and 2004 Results (March 14, 2005)	Page 16 of 16